Exhibit 99.1

Accentia Biopharmaceuticals Updates Interim Analysis of Blinded Clinical

Results in the Fast-Tracked Pivotal Phase 3 Trial of SinuNase for the

Treatment of Refractory Chronic Sinusitis

Trial has Reached 90% Enrollment and Positive Correlation of Symptom Resolution with Objective

Evidence of Improvement Among Patients Suggests that SinuNase is Demonstrating the Anticipated

Efficacy

Tampa, FL – August 14, 2007 — Accentia Biopharmaceuticals Inc. (NASDAQ:ABPI) reports interim analysis of the blinded data on patients who have now completed the 16-week Fast-Tracked Phase 3 placebo controlled clinical trial of SinuNase for the treatment of refractory chronic sinusitis (CS).

In order to put the blinded analysis into perspective, it is important to appreciate the study design. The study population is in patients who have undergone one or more sinus surgeries for CS, but who are struggling with recurrent severe CS as determined by symptoms, endoscopy, and CT scan of the sinuses. The trial is intended to test the efficacy and safety of SinuNase™ (intranasal amphotericin B 0.01% suspension) lavage for the treatment of severe refractory chronic sinusitis. All patients entering the trial and all patients after two weeks of saline irrigations must have the two cardinal symptoms of CS. To date, no patient has had resolution of either cardinal symptom after two weeks of saline irrigations. Subsequently, patients are randomized in a double-blind fashion on a 1:1 ratio with 50% of patients using SinuNase and 50% using a placebo control. The primary endpoint is complete resolution of both key cardinal symptoms of chronic sinusitis at 16 weeks. The protocol includes questions about symptoms and nasal endoscopy performed throughout the trial at scheduled intervals, with CT scans of the sinuses taken at the beginning and end of the trial for each patient.

Based on an interim blinded analysis of the first group of the more than 80 patients who have now completed the trial at 16 weeks, the study has shown improvement in polyposis by endoscopy in about 50% of patients (N=43) and improvement in sinus inflammation by CT scan in approximately 50% of patients (N=23). Moreover, the interim data shows that almost 50% of these patients with objective evidence of improvement have achieved the primary endpoint of complete resolution of the two key cardinal symptoms. The Company cautions that these are blinded interim results and that although the positive correlation of symptom resolution with objective evidence of improvement by endoscopy and CT scan suggests that SinuNase is demonstrating the anticipated efficacy compared to control, only unblinded data will determine if the SinuNase arm of the trial has achieved the primary endpoint versus control in a statistically significant manner. When Accentia designed the clinical trial, the Company projected that approximately 4% of all patients would need to achieve the primary endpoint assuming a null hypothesis (no effect) for the control group. The interim blinded data shows that approximately 23% of all patients are achieving the primary endpoint of complete resolution of both cardinal symptoms and approximately 27% of all patients have achieved complete resolution of one or the other of the two cardinal symptoms (N=48).

Furthermore, Accentia reports that it appears that patients are experiencing substantial symptom resolution and reduction in polyposis by 2-4 weeks. Accordingly, the Company believes that if analysis of unblinded data at the conclusion of the trial documents that SinuNase is indeed effective by Week 4, the second pivotal Phase 3 trial may be adjusted to be an 8-week trial rather than 16-weeks.

Accentia reiterates its goal of completing enrollment in the trial before the end of the summer in order to have unblinded top line results around the end of the year. The clinical investigators in the trial have evaluated over 600 candidates, of which over 100 otherwise qualified patients to date were rejected because their initial sinus inflammation as judged by CT scan did not qualify as severe enough to meet the standards of the trial. Accordingly, the Company currently has over 90% enrollment in the 300 patient trial but it cannot predict with certainty the date of enrollment completion because of the strict entrance criteria as they relate to CT scan of the sinuses.

The Company does not anticipate providing additional interim analyses of blinded data. The Company has continued a black out period for trading during which directors, officers, and employees of the Company (insiders) can not engage in open market stock transactions until the unblinding of the Phase 3 clinical trial and the public release of the results. On a case-by-case basis, the Board may consider allowing private purchases of stock by insiders when the seller acknowledges in writing that the purchaser is an insider privy or potentially privy to material non-public information.

About Accentia Biopharmaceuticals

Accentia Biopharmaceuticals, Inc. and its subsidiaries (collectively referred to as the “Company” or “Accentia”) is a vertically integrated biopharmaceutical company focused on the development and commercialization of drug candidates that are in late-stage clinical development and typically are based on active pharmaceutical ingredients that have been previously approved by the FDA for other indications. Usually these drug candidates can access the accelerated 505(b)(2) regulatory approval pathway, which is generally less time-consuming and less expensive than the typical 505(b)(1) pathway that must be used for new chemical entities. The Company’s lead product candidate is SinuNase(TM), a novel application and formulation of a known therapeutic to treat chronic rhinosinusitis. SinuNase has been granted Fast Track status by the FDA and it is currently in a pivotal Phase 3 clinical trial. During this fiscal year, the Company also plans to file an Investigative New Drug (IND) for a pivotal Phase 3 clinical trial of Revimmune, to treat numerous autoimmune diseases with an initial indication targeting refractory relapsing-remitting Multiple Sclerosis. Revimmune is based on pulsed, ultra-high dosing of a well-known chemotherapeutic agent under a risk management program. Additionally, through an investment strategy, the Company has acquired the majority ownership interest in Biovest International, Inc. (“Biovest”), (BVTI.OB) and a royalty interest in Biovest’s lead drug candidate, BiovaxID(TM) and any other biologic products developed by Biovest. Biovest is currently conducting a pivotal Phase 3 clinical trial for BiovaxID which is a patient-specific anti-cancer vaccine focusing on the treatment of follicular non-Hodgkin’s lymphoma. BiovaxID has been granted Fast Track status by the FDA. In addition to these product candidates, the Company has a specialty pharmaceutical business, which markets products focused on respiratory disease and an analytical consulting business that serves customers in the biopharmaceutical industry. For further information, visit the Company Web site at www.accentia.net.

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Forward-Looking Statements

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about Revimmune(TM) SinuNase(TM), BiovaxID(TM), AutovaxID(TM), CRSFungal Profile(TM) and any other statements relating to products, product candidates, product development programs the FDA or clinical study process including the commencement, process or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Accentia to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Accentia undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. The product names used in this statement are for identification purposes only. All trademarks and registered trademarks are the property of their respective owners.

Contact:

SinuNase and Patient Inquiries:

Accentia Biopharmaceuticals, Inc., Tampa, FL

Susan Bonitz, PhD

813-864-2554—Extension: 277

sbonitz@accentia.net

or

The Investor Relations Group, New York

Investors:

Adam Holdsworth

212-825-3210

or

Media:

Janet Vasquez

212-825-3210

Source: Accentia Biopharmaceuticals, Inc.

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